Exhibit 3
                                             (Exhibit 4.3)
                              [Date]
   PERSONAL & CONFIDENTIAL
   [Name, address of optionee]

   Dear :

     In accordance with the 1995 Stock Incentive Plan (the "Plan") of Roto-Rooter, Inc. (the "Corporation"), you are hereby granted an option to purchase [number of shares] shares of the common stock, par value $1.00 per share, of the Corporation upon the following terms and conditions:

     (1) The purchase price shall be [option price per share] per share. Payment thereof shall be made in cash or, subject to the next sentence, by delivery to the Corporation of shares of common stock of the Corporation which shall be valued at their Fair Market Value on the date of exercise, or in a combination of cash and such shares. Your right to pay the purchase price, in whole or in part, by delivery to the Corporation of shares of common stock of the Corporation is expressly subject to the condition that such shares are then being publicly traded on a principal stock exchange or in the over-the-counter market, and whether or not such shares are then being publicly traded, such right may be temporarily or permanently revoked or withdrawn at any time and from time to time by action of the Board of Directors of the Corporation without any requirement that advance notice of such revocation or withdrawal be given to you.

     (2)  Subject to the provisions of paragraphs (3) and
   (6), this option is exercisable in whole or in part at any time and from time to time as follows:

     -----  shares on or after [one year from date of grant],

     -----  shares on or after [two years from date of grant],

     -----  shares on or after [three years from date of grant], and

     -----  shares on or after [four years from date of grant].

   Once an installment becomes exercisable, it may be exercised at any time in whole or in part until the expiration or termination of this option. Neither this option nor any right hereunder may be assigned or transferred by you,



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   except by will, the laws of descent and distribution,
   pursuant to a qualified     Domestic Relations order, or
   to a permitted transferee. It may be exercised during your life only by you or by a permitted transferee. Within fifteen (15) months after your death it may be exercised only by your estate, by a permitted transferee, or by a person who acquired the right to exercise the option by bequest or inheritance or by reason of your death. At the time of each exercise of this option, you or the person or persons exercising the option shall, if requested by the Corporation, give assurances, satisfactory to counsel to the Corporation, that the shares are being acquired for investment and not with a view to resale or distribution thereof and assurances in respect of such other matters as the Corporation may deem desirable to assure compliance with all applicable legal requirements.

     (3)  This option, to the extent that it shall not
   have been exercised, shall terminate when you cease to be an employee of the Corporation or a Subsidiary, unless you cease to be an employee because of your resignation with the consent of the Incentive Committee or because of your death, incapacity or retirement under a retirement plan of the Corporation or a Subsidiary. If you cease to be an employee because of such resignation, this option shall terminate upon the expiration of three months after you cease to be an employee, except as provided in the next sentence. If you cease to be an employee because of your death, incapacity or retirement under a retirement plan of the Corporation or a Subsidiary, or if you cease to be an employee because of your resignation with the consent of the Incentive Committee and die during the three-month period referred to in the preceding sentence, this option shall terminate fifteen (15) months after you ceased to be an employee. Where this option is exercised more than three months after termination of employment, as aforesaid, only those installments which shall have become exercisable prior to the expiration of three months after you ceased to be an employee, whether by death or otherwise, may be exercised. A leave of absence for military or governmental service or for other purposes shall not, if approved by the Incentive Committee be deemed a termination of employment within the meaning of this paragraph (3), provided, however, that this option may not be exercised during any such leave of absence. Notwithstanding the foregoing provisions of this paragraph
   (3) or any provision of the Plan, this option shall not be exercisable after the expiration of ten years from the date this option is granted.
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     (4)  The number and class of shares or other
   securities covered by this option and the price to be paid therefor shall be subject to adjustment as, and under the circumstances, provided in Section 8 of the Plan.

     (5) This option may be exercised only by serving written notice on the Secretary or Treasurer of the Corporation. The Corporation shall deliver the shares to you against payment; provided, however, no shares shall be issued or transferred pursuant to this option unless and until all legal requirements applicable to the issuance or transfer of such shares have, in the opinion of the counsel to the Corporation, been complied with. Any federal, state or local withholding taxes applicable to any compensation you may realize by reason of the exercise of the option or any subsequent disposition of the shares acquired on exercise shall, upon request, be remitted to the Corporation or the Subsidiary by which you are employed at the time of exercise or sale, as the case may be. You shall have the rights of a stockholder only as to stock actually delivered to you.

     (6) This option may not be exercised unless and until you agree to remain in the employ of this Corporation or a Subsidiary for the period of two years from the date of granting this option on the terms set forth in the enclosed employment agreement or on such other terms as are satisfactory to the Corporation. If you do not so agree within one (1) month from said date, the Corporation may, at its election, terminate this option at any time thereafter by written notice to you, unless prior to such notice of termination you have so agreed. In any event, if you have not so agreed within three (3) months from said date, this option will terminate and become void.

     (7)  If you are or become an employee of a
   Subsidiary, the Corporation's obligations hereunder shall be contingent on the approval of the Plan and this option by the Subsidiary and the Subsidiary's agreement that (a) the Corporation may administer the Plan on its behalf, and
   (b) upon the exercise of the option, it will purchase from the Corporation the shares subject to the exercise at their Fair Market Value on the date of exercise, such shares to be then transferred by the Subsidiary to the holder of this option upon payment by the holder of the purchase price to the Subsidiary. Where appropriate, such approval and agreement of the Subsidiary shall be


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   indicated by its signature below.  The obligations of the
   Subsidiary so undertaken may be waived by the Corporation.

     (8) This option is not an Incentive Stock Option under the provisions of the Internal Revenue Code of 1986, as amended.

     (9)  The Plan is hereby incorporated by reference.
   Each term which is defined in the Plan and used in this option shall have the same meaning in this option as it has in the Plan. This option is granted subject to the Plan and shall be construed to conform to the Plan.

                              Very truly yours,

                              ROTO-ROOTER, INC.

                              By:  ---------------------
                                      W. R. Griffin,
                                      President
   Approved and Agreed to:*

   (Name of Employing Subsidiary)

   By:    ------------------------
     (Authorized Officer)

   Receipt Acknowledged:

   -------------------------
   Employee

   -------------------------------------------------
   * This will be completed only if you are or become an employee of a Subsidiary.















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
Roto-Rooter, Inc.
   2500 Chemed Center
   255 East Fifth Street
   Cincinnati, Ohio  45202

   Dear Sirs:

     In further consideration of your granting me, on
   [option date], an option to purchase [number of shares] shares of your common stock, par value $1.00 per share, under your 1995 Stock Incentive Plan, I hereby agree to remain in your employ or in the employ of a Subsidiary (as defined in the Plan) for the period of two years from the date of granting of such option, at such compensation (including incentive compensation in any form) as you or the Subsidiary by which I may be employed shall determine from time to time, but in no event less than the salary I am presently receiving unless otherwise agreed. It is understood, however, that you or the Subsidiary by which I may be employed shall have the right to terminate my employment at any time for any reason whatever.
     This agreement shall be effective as of the date of granting of such stock option.
                              Very truly yours,
                              ----------------------
                             Date:  ----------------



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